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                     SUBSIDIARIES OF deCODE genetics, Inc.

     1. Islensk erfdagreining ehf., an Icelandic private limited company (English name: deCODE genetics ehf,)

     2. MediChem Life Sciences, Inc., a Delaware corporation

                   SUBSIDIARIES OF ISLENSK ERFDAGREINING EHF.

     1. Islenskar lyfjarannsoknir ehf., an Icelandic private limited company (English name: Encode ehf.)

     2. Islenskar krabbameinsrannsoknir ehf., an Icelandic private limited company (English name: deCODE Cancer ehf.)

     3. Vetrargardurinn ehf., an Icelandic private limited company (formerly known as Sturlugata 8 ehf.)

                  SUBSIDIARIES OF MEDICHEM LIFE SCIENCES, INC.

     1. Emerald BioStructures, Inc., a Washington corporation

     2. ThermoGen, Inc., an Illinois corporation

     3. Advanced X-Ray Analytical Services, Inc., an Illinois corporation

     4. MediChem Research, Inc., an Illinois corporation

     5. MediChem Management, Inc., a Delaware corporation